UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. ___ )

Filed by the Registrant ☑	Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
Donegal Group Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 15, 2010

To the Stockholders of
DONEGAL GROUP INC.:

We will hold our annual meeting of stockholders at 10:00 a.m., local time, on Thursday, April 15, 2010, at our offices, 1195 River Road, Marietta, Pennsylvania 17547. At our annual meeting, our stockholders will act on the following matters:

1. Election of the three nominees for Class C directors named in our accompanying proxy statement, each for a term of three years, and until the election of his or her respective successor;

2. Ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2010; and

3. Any other matter presented at our annual meeting in compliance with our by-laws.

The close of business on February 26, 2010 is the record date for the determination of our stockholders entitled to notice of, and to vote at, our annual meeting.

We have included our 2009 annual report to stockholders with this notice and the accompanying proxy statement.

Please submit your proxy, whether or not you expect to attend our annual meeting in person, by mail, telephone or the internet as described in the accompanying proxy materials.

By order of our board of directors,

Donald H. Nikolaus,
President and Chief Executive Officer

March 15, 2010
Marietta, Pennsylvania

Important Notice Regarding the Availability of Proxy Materials for Our
Stockholders Meeting to Be Held on April 15, 2010

This proxy statement for our 2010 annual meeting and our 2009 annual report to stockholders may be viewed on our website at www.donegalgroup.com.

DONEGAL GROUP INC.

PROXY STATEMENT

Our proxy statement contains information relating to our annual meeting of stockholders on Thursday, April 15, 2010, beginning at 10:00 a.m., local time, at our offices, 1195 River Road, Marietta, Pennsylvania 17547. This proxy statement also relates to any adjournment or postponement of our annual meeting. We commenced the mailing of our proxy statement and the accompanying proxy card to our stockholders of record on March 15, 2010. We will bear all of the costs of preparing and mailing our proxy materials to our stockholders. We will, upon request, reimburse brokers, nominees, fiduciaries, custodians and other record holders for their reasonable expenses in forwarding our proxy materials to beneficial owners.

We use the following terms in this proxy statement:

•	“We,” “us,” “our,” “DGI” or the “Company” mean Donegal Group Inc.

•	“Donegal Mutual” means Donegal Mutual Insurance Company;

•	“Atlantic States” means Atlantic States Insurance Company;

•	“Southern” means Southern Insurance Company of Virginia;

•	“Le Mars” means Le Mars Insurance Company;

•	“Peninsula” means the Peninsula Insurance Group; and

•	“Sheboygan” means Sheboygan Falls Insurance Company.

i

ii

OUR ANNUAL MEETING

What is the agenda for our annual meeting?

At our 2010 annual meeting, our stockholders will act upon the election of the three nominees for Class C directors named in this proxy statement, the ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2010 and any other business that comes before our annual meeting in compliance with the advance notice and other applicable provisions of our by-laws. In addition, Donald H. Nikolaus, our president and chief executive officer, will report on our performance during 2009. Following that report, Mr. Nikolaus will then open the floor for questions from stockholders during the question-and-answer portion of our annual meeting.

The Delaware General Corporation Law, or the DGCL, our certificate of incorporation and our by-laws govern our annual meeting, our relationships with our stockholders and the rights, powers, duties and obligations of our stockholders, directors, officers and employees.

The DGCL expressly authorizes advance notice by-laws. We have advance notice provisions in our by-laws so that our proxy statement can disclose to all of our stockholders the matters that our stockholders will consider at our annual meeting. We did not receive any advance notices of matters for stockholder action at our 2010 annual meeting of stockholders. Accordingly, no matter other than the election of three Class C directors and the ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2010 may be properly presented at our 2010 annual meeting. See “Stockholder Proposals.”

How will we conduct the business of our annual meeting?

Our by-laws also govern the organization and conduct of business at our stockholders’ meetings. Our board of directors has designated Mr. Nikolaus to call our annual meeting to order and serve as chairman of our annual meeting. As chairman of our annual meeting, Mr. Nikolaus will determine the order of the business and the procedure of our annual meeting. Mr. Nikolaus will announce the opening and closing of the polls for each matter upon which our stockholders will vote at our annual meeting.

Who can attend our annual meeting?

All stockholders of record as of the close of business on February 26, 2010, or their duly appointed proxies, may attend our annual meeting. We reserve the right to request photographic identification, such as a driver’s license, before we admit you to our annual meeting. Even if you currently plan to attend our annual meeting, we recommend that you submit your proxy using one of the methods described below under “How do I vote my shares?” so that we can include your vote if you later decide not to attend, or are unable to attend, our annual meeting.

You are a stockholder of record if your name appears on the list of stockholders our transfer agent has prepared for our annual meeting. During the ten days that precede our annual meeting, you may inspect an alphabetical list of the holders of record of our Class A common stock and our Class B common stock during normal business hours for any purpose germane to our annual meeting. Generally, you are a stockholder of record if you receive dividend checks and proxy materials directly from us.

If your shares are registered in street name, which means that a broker or other nominee is the holder of record of your shares and you generally do not receive dividend checks and proxy materials directly from us, you must provide proof of your beneficial ownership as of February 26, 2010 to our corporate secretary, such as your most recent account statement prior to that date, a copy of the voting instruction card provided by your broker, bank, trustee or nominee or other evidence of ownership as well as photographic identification.

If you have any questions about our annual meeting or voting your shares, please call Jeffrey D. Miller at (800) 877-0600 or e-mail him at jeffmiller@donegalgroup.com.

What vote is required?

Election of Class C Directors.  The three persons nominated for election as Class C directors in accordance with our by-laws who receive the highest number of FOR votes cast by the holders of our Class A common stock and our Class B common stock, voting together as a single class, will be elected as Class C directors for a term of three years and until our stockholders elect their successors. If you properly submit your proxy and mark Withhold Authority, the proxies will not vote your shares with respect to the nominee or nominees as to which you so indicate but we will count your shares as present at our annual meeting in determining whether a quorum exists. Our certificate of incorporation and by-laws do not authorize cumulative voting in the election of our directors.

Ratification of the Selection of KPMG LLP.  Ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2010 requires the affirmative vote of a majority of the votes entitled to be cast by the holders of our Class A common stock and our Class B common stock present at our annual meeting.

Although we consider abstentions and broker non-votes as outstanding shares entitled to vote at our annual meeting and count those shares in determining the number of votes necessary for a majority, the share ownership of Donegal Mutual assures the presence of a quorum at our annual meeting. Broker non-votes are shares held by brokers or nominees for which we have not received voting instructions from the beneficial owner of, or person otherwise entitled to vote the shares, and as to which the broker or nominee does not have discretionary voting power.

Who may vote at our annual meeting?

Record and beneficial holders of our Class A common stock and our Class B common stock as of the close of business on February 26, 2010 will receive notice of, and are entitled to vote, at our annual meeting and any adjournment or postponement of our annual meeting by following the procedures we describe in our proxy statement.

What voting rights do our stockholders have?

As of February 26, 2010 we had outstanding:

•	19,924,944 shares of our Class A common stock, each of which may cast one-tenth of a vote with respect to each matter presented for a vote at our annual meeting in accordance with our by-laws; and

•	5,576,775 shares of our Class B common stock, each of which may cast one vote with respect to each matter presented for a vote at our annual meeting in accordance with our by-laws.

Therefore, the holders of all of our outstanding Class A common stock may in the aggregate cast a total of 1,992,494 votes at our annual meeting, and the holders of all of our outstanding Class B common stock may cast in the aggregate a total of 5,576,775 votes at our annual meeting.

As of February 26, 2010, Donegal Mutual owned 8,355,184 shares, or 41.9%, of our outstanding Class A common stock and 4,180,234 shares, or 75.0%, of our outstanding Class B common stock. Donegal Mutual therefore has the right to cast approximately two-thirds of the total number of votes that may be cast at our annual meeting on any matter presented for a vote of our stockholders in accordance with our by-laws.

Donegal Mutual has advised us that it will vote all of its shares for the election of John J. Lyons, S. Trezevant Moore, Jr. and R. Richard Sherbahn as Class C directors and all of its shares for the ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2010. Therefore, based on the votes Donegal Mutual will cast at our 2010 annual meeting, our stockholders will elect John J. Lyons, S. Trezevant Moore, Jr. and R. Richard Sherbahn as Class C directors and our stockholders will ratify the selection of KPMG LLP as our independent registered public accounting firm for 2010.

How do I vote my shares?

If your name is listed in our stockholder records, you are a registered stockholder and you may attend our annual meeting and vote in person or vote by proxy. The proxies will vote your shares as you direct. If you prefer, you may vote your proxy by telephone, using the internet or by mail by following the instructions on your proxy card. The deadline for stockholders of record to vote telephonically or using the internet is 12:00 a.m., local time, on April 15, 2010.

You may vote by proxy in one of three ways:

Vote by telephone — use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week. Have your proxy card available when you call. When requested, enter your control numbers listed on your proxy card and then follow the prompts. The telephone number is 1-800-652-VOTE (8683).

Vote through the internet — use the internet to vote your proxy 24 hours a day, 7 days a week. Have your proxy card available when you access the web site. When requested, enter your control numbers listed on your proxy card, and then create and submit your ballot over the internet. The website address is www.investorvote.com/DGIC.

Vote by mail — mark, sign and date your proxy card and return it in the postage-paid envelope we have provided you.

If a broker, bank, nominee or other holder of record holds your shares, see “How do I vote my shares held in street name?” below.

What is a quorum at our annual meeting?

Our by-laws state that a quorum at our annual meeting consists of the presence in person or by proxy of the holders of a majority of the total votes entitled to be cast by the holders of our Class A common stock and our Class B common stock outstanding on the record date. Because Donegal Mutual owns approximately two-thirds of the voting power of our outstanding Class A common stock and Class B common stock, the presence of Donegal Mutual at our annual meeting will assure the presence of a quorum and that our stockholders will be able to conduct the business of our annual meeting.

What does our board of directors recommend?

Our board of directors unanimously recommends that you vote:

•	FOR the election of the three nominees for Class C directors named in this proxy statement; and

•	FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2010.

Unless you mark your proxy card to the contrary, our proxies will vote your shares for the election of the three Class C nominees for director named in this proxy statement and for the ratification of the selection of KPMG LLP.

How do I vote my shares held in street name?

If you are not a stockholder of record, but you are a “beneficial owner” as of February 26, 2010, which means that your name is not included in our stockholder records, you must either direct the holder of record of your shares how to vote your shares on the matters our stockholders will consider at our annual meeting or you must first obtain a form of proxy from your holder of record that you may then vote as if you were a record holder.

How do I vote my 401(k) plan shares?

If you participate in Donegal Mutual’s 401(k) plan, you may vote your shares of Class A common stock and Class B common stock credited to your 401(k) plan account as of February 26, 2010. You may vote by completing, signing and returning the proxy card that accompanies this proxy statement.

May I change my vote?

You may revoke your proxy at any time prior to the closing of voting at our annual meeting. If you are a stockholder of record, you may revoke your proxy by:

•	submitting written notice of revocation to our corporate secretary;

•	submitting a later dated proxy by telephone, internet or mail; or

•	voting in person at our annual meeting if you properly identify yourself to our judges of election.

However, if you attend our annual meeting and do not submit a ballot, we will count the proxy you most recently submitted.

If your shares are not registered in your name and are registered in the name of a bank, broker, nominee or other holder of record, you should follow the instructions of the bank, broker, nominee or other holder of record regarding the revocation of your proxy.

STOCK OWNERSHIP

Our Principal Stockholders

The table below lists each person whom we believe owns beneficially 5% or more of the outstanding shares of our Class A common stock and our Class B common stock as of February 26, 2010.

	Class A	Percent of	Class B	Percent of
	Shares	Class A	Shares	Class B
Name of Individual or	Beneficially	Common	Beneficially	Common
Identity of Group	Owned	Stock	Owned	Stock

Donegal Mutual Insurance Company	8,355,184	41.9%	4,180,234	75.0%
1195 River Road Marietta, PA 17547
Dimensional Fund Advisors LP(1)	1,497,368	7.5	—	—
1299 Ocean Avenue Santa Monica, CA 90401
Gregory M. Shepard(2)	1,674,750	8.4	325,250	5.8
5055 Gulf of Mexico Drive Longboat Key, FL 34228

(1)	As reported in a Schedule 13G Dimensional Fund Advisors, LP filed with the Securities and Exchange Commission, or the SEC. Dimensional Fund Advisors, LP serves as an investment advisor to four investment companies and as investment manager to certain other commingled group trusts and commingled accounts. Dimensional Fund Advisors LP disclaims beneficial ownership of these shares.

(2)	As reported in a Schedule 13G Mr. Shepard filed with the SEC.

Our Directors and Executive Officers

The following table shows the amount and percentage of our outstanding Class A common stock and our outstanding Class B common stock that each of our directors, each of our executive officers named in the Summary Compensation Table and all of our executive officers and directors as a group beneficially owned as of February 26, 2010. The total shown for each person includes shares that the person owned jointly, in whole or in part, with the person’s spouse, or individually by the person’s spouse and shares purchasable upon the exercise of stock options that are currently exercisable or are exercisable within 60 days of February 26, 2010. Ownership is less than 1% unless otherwise indicated.

		Percent of	Class B	Percent of
	Class A Shares	Class A	Shares	Class B
	Beneficially	Common	Beneficially	Common
Name of Individual or Identity of Group	Owned	Stock	Owned	Stock

Directors:
Donald H. Nikolaus(1)	946,049	4.7%	186,375	3.3%
Robert S. Bolinger	28,199	—	1,450	—
Philip A. Garcia	311	—	—	—
Patricia A. Gilmartin	17,818	—	—	—
Philip H. Glatfelter, II	32,395	—	3,276	—
Kevin M. Kraft, Sr.	25,175	—	—	—
John J. Lyons	65,595	—	1,776	—
Jon M. Mahan	15,077	—	—	—
S. Trezevant Moore, Jr.	6,244	—	1,000	—
R. Richard Sherbahn	27,044	—	677	—
Richard D. Wampler, II	25,808	—	—	—
Executive Officers:
Cyril J. Greenya	93,559	—	820	—
Jeffrey D. Miller	101,473	—	582	—
Robert G. Shenk	112,628	—	5,450	—
Daniel J. Wagner	90,627	—	166	—
All directors and executive officers as a group (15 persons)	1,588,002	8.0%	201,572	4.3

(1)	Includes 150,154 shares of Class A common stock and 3,938 shares of Class B common stock owned as of February 26, 2010 by a family foundation of which Mr. Nikolaus is trustee.

Beneficial Ownership Reporting Compliance

The Securities Exchange Act of 1934, or the Exchange Act, requires that each of our executive officers, each of our directors and each holder of 10% or more of our Class A common stock or our Class B common stock, report his or her ownership of our Class A common stock and our Class B common stock. Such persons also must file monthly statements of changes in such ownership. Our executive officers, directors and 10% or greater stockholders have advised us that each of them made all required filings on a timely basis during 2009.

OUR RELATIONSHIP WITH DONEGAL MUTUAL

Introduction

A group of local residents and business owners formed Donegal Mutual in Lancaster County, Pennsylvania in 1889 to provide property and casualty insurance.

Since 1986, Donegal Mutual and the insurance companies subsidiaries of DGI have conducted business together as the Donegal Insurance Group. During 2009, A.M. Best Company reported that the Donegal Insurance Group was ranked 118th among property and casualty insurance companies in the United States based on 2008 net premiums written and assigned the Donegal Insurance Group an A.M. Best rating of A (Excellent). The Donegal Insurance Group has also received the Ward’s Top 50 award for each of the last five years.

The Formation of DGI

In the mid-1980s, Donegal Mutual recognized the need to develop additional sources of capital and surplus to remain competitive and to have the capacity to expand its business and assure its long-term viability. Donegal Mutual determined to implement a downstream holding company structure as a strategic response. Thus, in 1986, Donegal Mutual formed us as a downstream holding company, then wholly owned by Donegal Mutual. We in turn formed Atlantic States as our wholly owned subsidiary. We then effected a public offering to provide the surplus necessary to support the business we began to receive on October 1, 1986 pursuant to a proportional reinsurance agreement, or pooling agreement, between Donegal Mutual and Atlantic States that became effective on that date.

Under this pooling agreement, Donegal Mutual and Atlantic States pool substantially all of their respective premiums, losses and loss expenses. Donegal Mutual then cedes 80% of the pooled business to Atlantic States.

As the capital of Atlantic States has increased, its underwriting capacity has increased proportionately. Therefore, as we originally planned in the mid-1980s, Atlantic States has successfully raised the capital necessary to support the growth of its direct business as well as accept increases in its allocation of business from the underwriting pool, which has increased from an initial allocation of 35% in 1986 to an 80% allocation since March 1, 2008. The size of the underwriting pool has increased substantially. We do not anticipate any further changes in the pooling agreement between Atlantic States and Donegal Mutual in the foreseeable future, including any change in the participation of Atlantic States in the underwriting pool.

Since we established our downstream holding company structure in 1986, Donegal Mutual and our insurance subsidiaries have conducted business together while maintaining their separate legal and corporate existence. As such, Donegal Mutual and our insurance subsidiaries share the same business philosophies, the same management, the same employees, the same facilities and we offer the same types of insurance products.

In addition, as the Donegal Insurance Group, Donegal Mutual and our insurance subsidiaries share a combined business plan to achieve market penetration and underwriting profitability objectives. The products Donegal Mutual and our insurance subsidiaries offer are generally complementary, thereby allowing the Donegal Insurance Group to offer a broad range of products to a given market and to expand the Donegal Insurance Group’s ability to service an entire personal lines or commercial lines account. Distinctions within the products Donegal Mutual and our insurance subsidiaries offer generally relate to specific risk profiles targeted within similar classes of business, such as preferred tier products versus standard tier products, but we and Donegal Mutual do not allocate all of the standard risk gradients to one company. Therefore, the underwriting profitability of the business the individual companies write directly will vary. However, since the underwriting pool homogenizes the risk characteristics of all business Donegal Mutual and Atlantic States write directly, Donegal Mutual and Atlantic States share the underwriting results in proportion to their respective participation in the underwriting pool. We realize 80% of the results of the underwriting pool because Atlantic States has an 80% participation in the pool. The business Atlantic States derives from the pool represents the predominant percentage of our total revenues.

In April 2001, we recapitalized. We effected a one-for-three reverse stock split of our Class B common stock, which has one vote per share, and issued two shares of our Class A common stock, which has one-tenth of a vote per share, as a stock dividend for each post-reverse stock split share of our Class B common stock. As a result of the reverse split and the stock dividend, each of our stockholders as of April 19, 2001 continued to own the same number of shares of our common stock, with one-third of the shares being shares of our Class B common stock and two-thirds of the shares being shares of our Class A common stock. As a result, the relative voting power and equity interest of our then stockholders remained constant and Donegal Mutual’s continued ownership of more than a majority of the voting power of our outstanding common stock better enabled us to maintain our long-term relationship with Donegal Mutual.

We completed this recapitalization because we believed a capital structure that has more than one class of publicly traded securities offered us a number of benefits. The principal benefit from the recapitalization is our ability to issue our Class A common stock or securities convertible into or exchangeable for our Class A common stock for financing, acquisition and compensation purposes without materially adversely affecting the relative voting power of any stockholder, including Donegal Mutual. At the time of the recapitalization, our board of directors recognized that the recapitalization was likely to favor longer-term investors, including Donegal Mutual, and could discourage attempts to acquire us, which our board of directors believed to be remote in any event because Donegal Mutual controls more than a majority of the voting power of our common stock.

We believe our relationships with Donegal Mutual since 1986 have substantially benefited us and our stockholders and provide us and our insurance subsidiaries with many advantages. We believe these advantages include the following:

•	facilitating our stable management, the consistent underwriting discipline of our insurance subsidiaries, external growth and long-term profitability;

•	creating operational and expense synergies from the combination of resources and integrated operations of Donegal Mutual and our insurance subsidiaries;

•	enhancing our opportunities to expand by acquisition because of the ability of Donegal Mutual to affiliate with and acquire control of other mutual insurance companies and, thereafter, demutualize them and sell them to us;

•	producing more stable and uniform underwriting results for our insurance subsidiaries over extended periods of time than we could achieve without our relationship with Donegal Mutual; and

•	providing Atlantic States with a significantly larger underwriting capacity because of the underwriting pool Donegal Mutual and Atlantic States have maintained since 1986.

The Coordinating Committee

We and Donegal Mutual have maintained a coordinating committee since our formation in 1986. The coordinating committee consists of two members of our board of directors, neither of whom is a member of Donegal Mutual’s board of directors, and two members of Donegal Mutual’s board of directors, neither of whom is a member of our board of directors. The purpose of the coordinating committee is to establish and maintain a process whereby the transactions between Donegal Mutual and our insurance subsidiaries can be the subject of an annual evaluation process, in which both parties have separate approval rights, that considers the fairness of each intercompany transaction to Donegal Mutual and its policyholders and to us and our stockholders.

The coordinating committee approval process for a new agreement between Donegal Mutual and us or one of our insurance subsidiaries or a change in such an agreement is as follows:

•	a new agreement and any change to a previously approved agreement must receive coordinating committee approval. The coordinating committee will only approve a new agreement or a change in an existing agreement if:

•	both of our members on the coordinating committee determine that the new agreement or the change in an existing agreement is fair and equitable to us and in the best interests of our stockholders; and

•	both of Donegal Mutual’s members on the coordinating committee determine that the new agreement or the change in an existing agreement is fair and equitable to Donegal Mutual and its policyholders;

•	the new agreement or the change in an existing agreement must be approved by our board of directors; and

•	the new agreement or the change in an existing agreement must be approved by the Donegal Mutual board of directors.

The coordinating committee also meets annually to review each existing agreement between Donegal Mutual and us or our insurance subsidiaries, including a number of reinsurance agreements between Donegal Mutual and our insurance subsidiaries. The purpose of the review is to examine the results of the reinsurance agreements over the past five years and to determine if the terms of the existing agreements remain fair and equitable to us and our stockholders and fair and equitable to Donegal Mutual and its policyholders or if Donegal Mutual and we should mutually agree to certain adjustments. In the case of these reinsurance agreements, the adjustments typically relate to the reinsurance premiums, losses and reinstatement premiums. These agreements are ongoing in nature and will continue in effect throughout 2010 in the ordinary course of business.

Robert S. Bolinger and John J. Lyons serve as our members of the coordinating committee. See “Item 1 — Election of Directors” for certain information about Messrs. Bolinger and Lyons. John E. Hiestand and Frederick W. Dreher serve as Donegal Mutual’s members of the coordinating committee. Certain information about Mr. Hiestand and Mr. Dreher is as follows:

Mr. Hiestand, age 71, has been a director of Donegal Mutual since 1983 and has been a self-employed provider of insurance administrative services for more than the past five years. Mr. Hiestand beneficially owns 5,575 shares of our Class A common stock and 157 shares of our Class B common stock. In 2009, Donegal Mutual paid directors fees of $31,000 in cash to Mr. Hiestand and granted him a restricted stock award of 311 shares as director compensation.

Mr. Dreher, age 69, has been a director of Donegal Mutual since 1996 and has been a partner in the law firm of Duane Morris LLP since 1971. Mr. Dreher’s primary practice area is the representation of financial institutions, including banks and insurance companies. Mr. Dreher served as chairman of the corporate department of Duane Morris LLP for approximately 20 years. Mr. Dreher also served as a Commissioner of Lower Merion Township for eight years. Mr. Dreher also served as a member of the board of directors of Bay View Capital Corporation, a bank holding company located in San Mateo, California from 2002 to 2006. Mr. Dreher beneficially owns 90,901 shares of our Class A common stock and 33,022 shares of our Class B common stock. In 2009, Donegal Mutual paid director fees of $31,250 in cash to Mr. Dreher and granted him a restricted stock award of 311 shares as director compensation.

The Risk Management Committee

We and Donegal Mutual have had an enterprise risk management program for the past several years. In order to provide a formal corporate governance structure for this program, we and Donegal Mutual formed a risk management committee in December 2009. Our risk management committee consists of 14 officers of either us or Donegal Mutual, including all of our executive officers. The purpose of our risk management committee is to assess and monitor the major strategic, operational, regulatory, informational and external risks in the business of Donegal Mutual and us and the control processes with respect to the risks that might impact the operations of Donegal Mutual and us.

Our risk management committee is responsible for:

•	assessing the effectiveness of our identification and management of risks;

•	developing and recommending policies and procedures relating to risk assessment, risk management and risk reporting;

•	assessing our risk management, compliance and control activities and the adequacy of such activities in identifying our risks; and

•	reporting periodically to our board of directors.

The risk management committee will meet quarterly and annually evaluate its performance of its responsibilities.

Agreements With Donegal Mutual

Donegal Mutual provides facilities, personnel and other services to us and our insurance subsidiaries. Donegal Mutual allocates certain related expenses to Atlantic States in relation to the relative participation of Donegal Mutual and Atlantic States in the pooling agreement. Our insurance subsidiaries other than Atlantic States reimburse Donegal Mutual for their respective personnel costs and bear their proportionate share of information services costs based on their respective percentage of the total written premiums of the Donegal Insurance Group. Charges for these services totaled $60.2 million for 2009.

We lease office equipment and automobiles to Donegal Mutual and Southern. Donegal Mutual and Southern made total lease payments to us of $921,583 in 2009.

Donegal Mutual and Atlantic States participate in an underwriting pool, whereby both companies pool substantially all of their respective premiums, losses and loss expenses and receive an allocated percentage of their combined underwriting results. The underwriting pool excludes certain intercompany reinsurance assumed by Donegal Mutual from our insurance subsidiaries. Since March 1, 2008, Atlantic States has had an 80% share of the results of the pool and Donegal Mutual has had a 20% share of the results of the pool.

Donegal Mutual and Atlantic States may amend or terminate the pooling agreement at the end of any calendar year by agreement of the parties, subject to approval by the boards of directors of Donegal Mutual and Atlantic States and by the coordinating committee. Our 2009 annual report to stockholders contains additional information describing the underwriting pool.

In addition to the underwriting pool and third-party reinsurance, our insurance subsidiaries have various ongoing reinsurance agreements with Donegal Mutual. These agreements include:

•	catastrophe reinsurance agreements with Atlantic States, Le Mars and Southern;

•	an excess of loss reinsurance agreement with Southern;

•	a quota-share reinsurance agreement with Le Mars;

•	a quota-share reinsurance agreement with Peninsula; and

•	a quota-share reinsurance agreement with Southern.

We refer you to footnote 3 in the notes to our financial statements included in our annual report to stockholders for further information about the reinsurance agreements between Donegal Mutual and our insurance subsidiaries. The intent of these catastrophe and excess of loss reinsurance agreements is to lessen the effects of a single large loss, or an accumulation of smaller losses arising from one event, to levels that are appropriate given each insurance subsidiary’s size, underwriting profile and surplus position.

Donegal Mutual and Peninsula have a quota-share reinsurance agreement that transfers to Donegal Mutual 100% of the premiums and losses related to the workers’ compensation product line of Peninsula in certain states. Peninsula offers workers’ compensation insurance in certain states in order to provide Donegal Mutual with an additional pricing tier where an insurance company may only offer a single pricing tier.

Donegal Mutual and Southern maintain a quota-share reinsurance agreement that transfers to Southern 100% of the premiums and losses related to certain personal lines products Donegal Mutual offers in Virginia through the use of Donegal Mutual’s automated policy quoting and issuance system.

Donegal Mutual and Le Mars have a quota-share agreement that transfers to Le Mars 100% of the premiums and losses related to certain products Donegal Mutual offers in certain Midwest states, which provide the availability of additional complementary products to Le Mars’ commercial accounts.

Donegal Mutual also maintains 100% retrocessional reinsurance agreements with Southern and Le Mars that were initially put into place in order that Southern and Le Mars could share Donegal Mutual’s A.M. Best rating of A (Excellent). The retrocessional reinsurance agreements do not otherwise provide for pooling or reinsurance with or by Donegal Mutual and do not transfer insurance risk to Donegal Mutual for accounting purposes. In addition, Donegal Mutual and we entered into a capital support agreement with Sheboygan that permits Sheboygan to share Donegal Mutual’s A.M. Best rating of A (Excellent).

We own 48.2% and Donegal Mutual owns 51.8% of Donegal Financial Services Corporation, or DFSC. DFSC owns 100% of Province Bank FSB, or Province Bank, a federal savings bank with offices in Marietta, Columbia and Lancaster, Pennsylvania. We and Donegal Mutual conduct banking operations in the ordinary course of business with Province Bank.

Donegal Mutual leases 3,600 square feet in a Donegal Mutual-owned building in Marietta, Pennsylvania to Province Bank. In addition, Province Bank leases 3,000 square feet of space in a building in Lancaster, Pennsylvania from DFSC. Both leases provide for an annual rent based on an independent appraisal. Donegal Mutual and Province Bank are also parties to an administrative services agreement whereby Donegal Mutual provides various human resources services, principally payroll and employee benefits administration, administrative support, facility and equipment maintenance services and purchasing, to Province Bank, subject to the overall limitation that the costs Donegal Mutual charges to Province Bank may not exceed the costs of independent vendors for similar services and further subject to annual maximum cost limitations specified in the administrative services agreement.

The coordinating committee annually reviews each of the agreements and transactions described above and in January 2010 approved the terms of such agreements and transactions for 2010.

RELATED PERSON TRANSACTIONS

We have a related persons policy. This policy applies to related party transactions other than those that require the approval of our coordinating committee. This policy establishes procedures for the approval of transactions between us and related persons because we recognize that related person transactions present a heightened risk of a conflict of interest and can create the appearance of impropriety. Our policy requires that all proposed related person transactions must receive the approval of our audit committee before we can enter into the transaction. In addition, if the transaction continues for more than one year, our audit committee must annually approve the continuation of the transaction. Our transactions with Donegal Mutual require the prior approval of the coordinating committee. See “Our Relationship with Donegal Mutual — The Coordinating Committee.”

Donald H. Nikolaus, our President and one of our directors and the President and a director of Donegal Mutual, is also a partner in the law firm of Nikolaus & Hohenadel. Such firm has served as general counsel to Donegal Mutual since 1970 and as our general counsel since 1986, principally in connection with the defense of claims litigation arising in Lancaster, Dauphin and York counties of Pennsylvania. We pay such firm its customary fees for such services. Those fees were $369,372 in 2008 and $445,231 in 2009.

Patricia A. Gilmartin, one of our directors and a director of Donegal Mutual, is an employee of Associated Donegal Insurance Brokers. That firm has no affiliation with us except that it receives insurance commissions in the ordinary course of business from our insurance subsidiaries and Donegal Mutual in accordance with their standard commission schedules and agency contracts.

Frederick W. Dreher, a director of Donegal Mutual, is a partner in the law firm of Duane Morris LLP, which represents us, our insurance subsidiaries and Donegal Mutual in certain legal matters. We pay such firm its customary fees for such services. Those fees were $1,226,249 in 2008 and $1,611,823 in 2009.

HOUSEHOLDING

We may, unless we receive contrary instructions from you, send a single copy of our annual report, proxy statement and notice of annual or special meeting to any household at which two or more stockholders reside if we believe the stockholders are members of the same family.

If you would like to receive our annual disclosure documents directly in future years rather than from your broker or other nominee holder, or if you and another stockholder share an address and you and the other stockholder would like to receive only one copy of our annual disclosure documents, follow these instructions:

•	If your shares are registered in your own name, please contact our transfer agent and inform it of your request to revoke or institute householding by calling Computershare Trust Company at (800) 317-4445 or writing to Computershare Trust Company, N.A., at P.O. Box 43069, Providence, Rhode Island 02940-3078, who will respond to your request within 30 days.

•	If a bank, broker, nominee or other holder of record holds your shares, please contact your bank, broker, nominee or other holder of record directly.

ITEM 1 — ELECTION OF DIRECTORS

Introduction

The DGCL, the Pennsylvania Insurance Holding Companies Act, or the Holding Companies Act, and our by-laws govern the election of our directors by our stockholders. Because Donegal Mutual has owned more than a majority of the voting power of our common stock since our inception, Donegal Mutual has always had the ability to elect all of our directors.

The following discussion summarizes these provisions and describes the process our nominating committee follows in connection with the nomination of candidates for election as directors by our stockholders.

Nominations

The Holding Companies Act requires that the board of directors of a Pennsylvania-domiciled insurance company insurer or a company that controls a Pennsylvania-domiciled insurance company, such as DGI, maintain a committee or committees comprised solely of directors who are not officers or employees of the Pennsylvania-domiciled insurance company or its holding company and who do not own beneficially a 10% or greater interest in the voting stock of such insurance company or its holding company and annually perform the following actions:

•	recommend the selection of such insurance company’s independent registered public accounting firm;

•	review the financial condition of such insurance company;

•	review the scope and results of such insurance company’s independent audit and any internal audit;

•	nominate candidates for election as directors by stockholders; and

•	evaluate the performance of such insurance company’s principal officers of such insurance company and recommend to such insurance company’s board of directors the selection and compensation of the insurer’s principal officers.

Our by-laws provide that:

•	our board of directors shall annually appoint a nominating committee that consists of not less than two directors who are not officers or employees of Donegal Mutual or us and who do not own beneficially 10% or more of our Class A or Class B common Stock; and

•	the nominating committee shall, prior to each annual meeting of stockholders, determine and nominate candidates for election as directors by our stockholders.

In accordance with these by-law provisions, on April 16, 2009, our board of directors appointed a nominating committee consisting of R. Richard Sherbahn and Philip H. Glatfelter, II. Neither Mr. Sherbahn nor Mr. Glatfelter is an officer or employee of Donegal Mutual or us or a beneficial owner of a 10% or greater interest in our Class A common stock or our Class B common stock.

Our Nominating Procedures

Our stockholders may nominate candidates for election as directors at any annual meeting of our stockholders provided they comply with the advance notice provisions of our by-laws. We describe those procedures under “Stockholder Proposals” in this proxy statement. Our nominating committee may also consider candidates our management proposes. We do not use executive search firms to identify director candidates.

With the exception of applicable regulations of the SEC, the listing application standards of the NASDAQ Global Select Market, or NASDAQ, and the Holding Companies Act, our nominating committee does not have any specific, minimum qualifications for the nomination of director candidates. Our nominating committee may take into account such factors as it deems appropriate, and include the judgment, skill, diversity and business experience of the candidate, the interplay of the candidate’s experience with the experience of the other members of our board of directors and the extent to which the candidate would contribute to the overall effectiveness and experience of our board of directors.

Our nominating committee and our board of directors considers, at a minimum, the following factors in identifying and evaluating potential new board members, including any candidates nominated by our stockholders, or the continued services of existing board members:

•	A director is nominated based on his or her professional experience. He or she should be accomplished and have recognized achievements in his or her respective field.

•	Whether the director serves as a member of Donegal Mutual’s board of directors.

•	A director should have relevant education, expertise and experience, and be able to offer advice and guidance to the Chief Executive Officer based on that expertise and experience.

•	A director should possess high personal and professional ethics, integrity and values.

•	A director must be inquisitive and objective, have the ability to exercise practical and sound business judgment, and have an independent mind.

•	A director must be willing to devote sufficient time and effort to carrying out his or her duties and responsibilities effectively.

•	A director should have the ability to work effectively with others.

•	We seek qualified individuals who, taken together, represent a diversity of skills, backgrounds and experience, including ethnic background, gender and professional experience.

•	Our nominating committee assesses which functional skills or areas of expertise are needed to round out the existing collective strengths of the board as part of its director selection process.

Since our formation in 1986 and because of Donegal Mutual’s voting control of us, our board has always had a meaningful number of directors who also serve as members of the board of directors of Donegal Mutual. This membership has ranged from six of eight directors in 1986 to five of 11 directors in 2010. It is our intent and the intent of Donegal Mutual to maintain a significant presence of Donegal Mutual directors on our board as long as Donegal Mutual owns more than a majority of the voting power of our common stock.

In nominating director candidates, our nominating committee takes into account the diversity of our policyholder and stockholder base. Our nominating committee does not discriminate against any director candidate on the basis of race, color, religion, sex, national origin, age, ancestry or disability.

The Role of Our Nominating Committee

Our nominating committee met on February 5, 2010 to evaluate the performance and qualifications of the Class C members of our board of directors whose terms will expire at our 2010 annual meeting. After considering the performance and qualifications of the Class C members of our board of directors during 2009, our nominating committee nominated the candidates named below for election as Class C directors. On March 10, 2010, our board of directors accepted the report of our nominating committee and approved the nomination by our nominating committee of the three persons named below as candidates for election as Class C directors.

Our Nominees for Election as Class C Directors

Our board of directors currently has 11 members, and consists of four Class A directors, four Class B directors and three Class C directors. We elect each director for a three-year term and until the election of the director’s successor. The current three-year terms of our directors expire in 2010 (Class C), 2011 (Class A) and 2012 (Class B), respectively.

We will elect three Class C directors at our annual meeting. Unless you have marked your proxy card to the contrary, we have instructed the proxies named on your proxy card to vote for the election of the three nominees named below. Each nominee for election as a Class C director is currently a Class C director.

If any of the named nominees becomes unavailable for any reason, our board of directors will designate a substitute nominee. Our board of directors believes each nominee will be able to serve if elected. A majority of our board of directors may fill any vacancy that arises in our board of directors until the expiration of the term of the class of directors in which the vacancy occurs.

Our board of directors recommends a vote FOR the election of our three nominees for Class C directors named below.

The names of our three nominees for election as Class C directors, and our Class A directors and our Class B directors who will continue in office after our annual meeting until the expiration of their respective terms and the election of their respective successors, together with certain information regarding them, are as follows:

Our Nominees for Election as Class C Directors

		Director	Year Term
Name	Age	Since	Will Expire*

John J. Lyons	70	2001	2013
S. Trezevant Moore, Jr.	56	2006	2013
R. Richard Sherbahn	80	1986	2013

*	If elected at our annual meeting.

Our Directors Who Will Continue in Office

Class A Directors

		Director	Year Term
Name	Age	Since	Will Expire

Robert S. Bolinger	73	1986	2011
Philip A. Garcia	52	2009	2011
Patricia A. Gilmartin	70	1986	2011
Philip H. Glatfelter, II	80	1986	2011

Class B Directors

		Director	Year Term
Name	Age	Since	Will Expire

Kevin M. Kraft, Sr.	57	2009	2012
Jon M. Mahan	40	2006	2012
Donald H. Nikolaus	67	1986	2012
Richard D. Wampler, II	68	2004	2012

Mr. Bolinger retired in 2001 as chief executive officer of Susquehanna Bancshares, Inc., a position he held from 1982 to 2001. Susquehanna Bancshares, Inc. had approximately $14 billion in assets at December 31, 2009 and is one of the major financial institutions in the mid-Atlantic area where we conduct a majority of our business. From 2000 to 2002, Mr. Bolinger served as chairman of the board of Susquehanna Bancshares, Inc. Prior thereto, Mr. Bolinger was president and chief executive officer of Farmers First Bank from 1976 to 1997.

Mr. Garcia, who has served as a member of our board of directors since December 2009, served as executive vice president and chief financial officer of Erie Indemnity Company, or Erie, from 1981 to 2009 when he elected to take early retirement. Erie is the 21st largest property and casualty insurance company in the United States. Mr. Garcia is a certified public accountant. He has served as a member of the board of directors of Hamot Medical Center in Erie, Pennsylvania since 2000 and served as chairman of its board of directors from 2005 to 2008.

Mrs. Gilmartin has been an employee since 1969 of Associated Donegal Insurance Brokers, which has no affiliation with us, except that Associated Donegal Insurance Brokers receives insurance commissions in the ordinary course of business from our insurance subsidiaries and Donegal Mutual in accordance with their standard commission schedules and agency contracts. Mrs. Gilmartin has been a Donegal Mutual director for 31 years and plays an important role in the relationship between Donegal Mutual and us. Mrs. Gilmartin, who has been a registered insurance agent for over 50 years, also helps provide us with insight into the concerns of agents.

Mr. Glatfelter, who has extensive banking experience, retired in 1989 as a vice president of Meridian Bank, a position he held for more than five years prior to his retirement. Mr. Glatfelter has been a director of Donegal Mutual for 29 years and has been instrumental in promoting the growth of Donegal Mutual and us. Mr. Glatfelter was Vice Chairman of the Board of Donegal Mutual from 1991 to 2001 and has been our Chairman of the Board and Chairman of the Board of Donegal Mutual since 2001. He also serves on the board of directors of Province Bank, our banking affiliate. Mr. Glatfelter is also a director of a Lancaster County-based water utility and has served as a director and chairman of several community-based non-profit entities.

Mr. Kraft has served as one of our directors since December 2009. Mr. Kraft has been the chief executive officer of Clyde W. Kraft Funeral Home, Columbia, Pennsylvania since 1995. Mr. Kraft served as a director of Central Savings and Loan Association in Columbia, Pennsylvania from 1980 to 1992. After Farmers First Bank acquired Central Savings and Loan Association, Mr. Kraft served as a member of the regional board of Farmers First Bank. Mr. Kraft currently serves on the board of directors of a Lancaster County-based water utility and Conestoga Title Insurance Company. Mr. Kraft is also registered as an insurance agent with the Commonwealth of Pennsylvania. Mr. Kraft has been a director of Donegal Mutual since 2003.

Mr. Lyons has been president of Keefe Ventures, LLC, a manager of private investment funds since 2002. Mr. Lyons was also president and portfolio manager for investment funds affiliated with Keefe Managers, Inc. from 1999 until 2007. Mr. Lyons has significant experience in the turnaround of troubled financial institutions, serving as president and chief executive officer of Gateway-American Bank, Ft. Lauderdale, Florida; Regent National Bank, Philadelphia, Pennsylvania; Monarch Savings Bank, Clark, New Jersey and Jupiter-Tequesta National Bank, Tequesta, Florida, for the period from 1990 to 1998. Mr. Lyons was vice chairman of the investment firm Advest, Inc., Hartford, Connecticut, subsequent to that firm’s purchase of his bank consulting practice in 1989. Mr. Lyons began his banking career as an examiner for the Federal Deposit Insurance Corporation in 1961. Mr. Lyons currently manages a private equity fund called Keefe Ventures Fund, LP which invests in community banking organizations.

Mr. Mahan has been a managing director in the Investment Banking Division of Stifel Nicolaus & Company, Incorporated, or Stifel Nicolaus, and, previously, Legg Mason Wood Walker, Incorporated, prior to the acquisition of the Legg Mason Capital Markets Division by Stifel Nicolaus on December 1, 2005. Mr. Mahan specializes in corporate finance for banks and insurance companies, and his expertise benefits our analysis of acquisition opportunities. Mr. Mahan joined Legg Mason in 1996 and served as a principal from 2001 to 2004.

Mr. Moore served as a consultant from May 2008 to November 2008 to a medical malpractice insurance company. Mr. Moore is currently a principal at Huguenot Capital. Prior thereto, Mr. Moore was president and chief executive officer of Luminent Mortgage Capital, Inc., or Luminent, from May 2007 to May 2008 and was president and chief operating officer of Luminent from March 2005 to May 2007. From 2000 to 2005, Mr. Moore was executive vice president, Capital Markets, of Radian Guaranty, Inc. For five years prior to joining Luminent Mortgage Capital, Inc. in March 2005, Mr. Moore was the executive vice president of capital markets for Radian Guaranty Inc. Prior to his service at Radian, Mr. Moore held several senior level positions in the mortgage industry, including First Union National Bank from 1997 to 2000, Nationsbanc Capital Markets from 1994 to 1997, Citicorp Securities from 1989 to 1994 and First Boston from 1984 to 1989.

Mr. Nikolaus has been president and chief executive officer of Donegal Mutual since 1981 and a director of Donegal Mutual since 1972. He has been our president and chief executive officer since 1986. Mr. Nikolaus also serves as the chairman and chief executive officer of Province Bank and as chairman or president of each of our insurance subsidiaries. Prior to the formation of Province Bank, Mr. Nikolaus served as a director of several regional banks. Mr. Nikolaus has also served as chairman of the Insurance Federation of Pennsylvania. Mr. Nikolaus has been a partner in the law firm of Nikolaus & Hohenadel since 1972. Mr. Nikolaus also currently serves as an executive officer and director of several Lancaster County-based water utilities.

Mr. Sherbahn, who was a certified financial planner for many years, owned and operated Sherbahn Associates, Inc., a life insurance and financial planning firm, from 1974 to 2007 and has been a licensed insurance agent since 1956. Mr. Sherbahn has been a director of Donegal Mutual for 43 years. Mr. Sherbahn played a principal role in Donegal Mutual’s decision to form us.

Mr. Wampler is a certified public accountant and served as a principal of the accounting firm of Brown Schultz Sheridan & Fritz, a position held from 1998 to until his retirement in 2005. For 28 years prior thereto, he was a partner in the accounting firm of KPMG LLP where his practice focused on property and casualty insurance companies. Mr. Wampler is also a member of the subscribers advisory committee of the third largest medical professional liability insurer in Pennsylvania. We believe his background brings expertise to our board of directors in understanding statutory accounting principles as well as generally accepted accounting principles and in analyzing and maintaining internal controls over financial reporting.

Of our 11 directors, six (Messrs. Bolinger, Garcia, Lyons, Mahan, Moore and Wampler) are independent and have no affiliation with Donegal Mutual. Five of our 11 directors (Mrs. Gilmartin and Messrs. Glatfelter, Kraft, Nikolaus and Sherbahn) are affiliated with Donegal Mutual, our majority stockholder, with whom we have a variety of inter-company agreements providing for, among other things, the pooling of underwriting results, reinsurance and expense-sharing. See “Stock Ownership — Our Relationship with Donegal Mutual.” We believe our board membership appropriately represents our public stockholders, who collectively own about 33.7% of the voting power of our common stock, and Donegal Mutual, which owns 66.3% of the voting power of our common stock.

Corporate Governance

Because Donegal Mutual owns more than 50% of the combined voting power of our Class A common stock and our Class B common stock, applicable NASDAQ regulations classify us as a “controlled company.” Because we are a controlled company, we are exempt from a number of NASDAQ corporate governance requirements. However, because we believe those principles represent sound corporate governance principles, we voluntarily comply with the NASDAQ requirements that:

•	the members of the nominating committee of our board of directors must be independent;

•	the members of the compensation committee of our board of directors must be independent; and

•	a majority of the members of our board of directors must be independent.

Our Board of Directors and Committee Structure

Our board of directors met eight times in 2009. Our board of directors has an executive committee, an audit committee, a nominating committee, a compensation committee and, together with Donegal Mutual, a coordinating committee. Philip H. Glatfelter, II is the chairman of our board of directors.

Executive Committee

Our executive committee met seven times in 2009. The members of our executive committee are Philip H. Glatfelter, II, Donald H. Nikolaus and R. Richard Sherbahn. Our executive committee has the authority to take all action that our full board of directors can take, consistent with the DGCL, between meetings of our board of directors.

Audit Committee

Our audit committee met 11 times in 2009. The members of our audit committee are Robert S. Bolinger, John J. Lyons and Richard D. Wampler, II. Each member of our audit committee satisfies the independence requirements of the SEC and is in compliance with applicable provisions of the Holding Companies Act and the Sarbanes-Oxley Act of 2002.

Our audit committee is responsible for:

•	selecting our independent registered public accounting firm;

•	reviewing the scope and results of our independent registered public accounting firm’s audit of our financial statements;

•	reviewing all of our periodic filings with the SEC and press releases;

•	reviewing related party transactions other than those transactions subject to review by our coordinating committee; and

•	reviewing the adequacy of our accounting, financial, internal and operating controls.

Our audit committee has a written charter, which we describe under “Report of Our Audit Committee.” The full text of our audit committee’s charter may be viewed on our website at http://www.donegalgroup.com. Our audit committee reviews its charter annually.

Nominating Committee

Our nominating committee met twice in 2009. The members of our nominating committee are Philip H. Glatfelter, II and R. Richard Sherbahn.

Our nominating committee is responsible for:

•	identifying individuals our nominating committee believes are qualified to serve as members of our board of directors;

•	recommending nominees to stand for election as directors to our board of directors;

•	considering candidates nominated by other members for election as directors to our board of directors;

•	evaluating the self-evaluations each of our board committees prepares; and

•	providing our board of directors with an annual performance evaluation of our nominating committee.

Our nominating committee has a written charter. You may view this charter on our website at http://www.donegalgroup.com. Our nominating committee reviews its charter annually.

Compensation Committee

Our compensation committee met three times in 2009. The members of our compensation committee are Philip H. Glatfelter, II and R. Richard Sherbahn. Because the employees who provide services to us are employees of Donegal Mutual for reasons of efficiency and cost savings and because our insurance subsidiaries are members of the Donegal Insurance Group along with Donegal Mutual, our compensation committee and the compensation committee of Donegal Mutual conduct joint meetings from time to time. The members of the Donegal Mutual compensation committee are Frederick W. Dreher, Philip H. Glatfelter, II and R. Richard Sherbahn. Following these joint meetings, our compensation committee meets and makes compensation determinations with respect to our executive officers and other employees.

Our compensation committee is responsible for:

•	the annual review of the guidelines for compensation increases for all of our employees;

•	the annual review of the compensation of our executive officers;

•	recommendations to our board of directors from time to time as to grants of stock options to employees; and

•	the oversight of the employee benefit plans we and Donegal Mutual maintain.

Our compensation committee has a written charter. You may view the charter of our compensation committee on our website at http://www.donegalgroup.com. Our compensation committee reviews its charter annually.

See “Executive Compensation — Compensation Discussion and Analysis” for further information.

See “Our Relationship with Donegal Mutual — The Coordinating Committee” for a description of our coordinating committee.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee is a former or current officer of Donegal Mutual or DGI, nor does any member of our compensation committee have any other interlocking relationships, as defined by the SEC.

ITEM 2 — RATIFICATION OF OUR AUDIT COMMITTEE’S SELECTION OF KPMG LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010

Our audit committee has appointed KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2010. Although our by-laws do not require that we submit our audit committee’s appointment of KPMG LLP to our stockholders for ratification, we do so as a matter of good corporate governance.

Representatives of KPMG LLP will attend our annual meeting and will respond to appropriate questions. The KPMG LLP representatives will also be able to make a statement if they determine to do so.

Our board of directors recommends that you vote “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2010.

Even if our stockholders ratify the appointment, the audit committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and in the best interests of our stockholders.

DIRECTOR — STOCKHOLDER COMMUNICATIONS

Stockholders who wish to communicate with our board of directors or with one or more individual members of our board may do so by sending their communication in writing addressed to a particular director or directors, or in the alternative, to “Non-Management Directors” as a group. Please send your communication to our corporate secretary, Sheri O. Smith, at our principal executive offices at 1195 River Road, Marietta, Pennsylvania 17547 or by e-mail to sherismith@donegalgroup.com. Our corporate secretary will promptly forward all such communications to the addressee or addressees set forth in the communication.

We encourage our directors to attend our annual meetings of stockholders. All of our directors attended our annual meeting of stockholders in 2009.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

Our compensation committee oversees our compensation and benefit plans and policies. Its oversight of our compensation process includes reviewing and recommending for approval by our board of directors equity awards to our executive officers and all compensation decisions relating to our executive officers.

Our compensation committee determined that the primary objectives of our compensation programs for our executive officers are to:

•	Attract and retain talented and dedicated executive officers who contribute to our growth, development and profitability and to encourage their retention.

We believe we achieved this objective because three of our five named executive officers have worked with us since our formation in 1986, and our other two named executive officers have worked for us for 23 and 17 years, respectively.

•	Motivate our executive officers to achieve our strategic business objectives and to reward them when they achieve those objectives.

We believe we achieved this objective through our compound annual growth rate, which was 4.8% for the five years ended December 31, 2009, and through our compound rate of growth in our book value, which was 8.5% for the five years ended December 31, 2009.

•	Provide long-term compensation to our executive officers that rewards them for sustained financial and operating performance and leadership excellence.

We believe we achieved this objective based on our combined ratio, which has outperformed the combined ratio of the property and casualty industry as a whole for the five years ended December 31, 2009 based on data prepared by A.M. Best Company. Our results demonstrate that our compensation systems do not reward the undue taking of risk.

To achieve these objectives, we compensate our executive officers through a combination of base salary, annual cash bonuses that are principally based on our underwriting income and long-term equity compensation.

Our compensation committee’s charter reflects these responsibilities, and our compensation committee reviews its charter annually.

Our Compensation Philosophy and Risk Considerations

Risk Management Considerations

Our compensation committee believes that our underwriting profitability-based bonus plan and our performance-based equity ownership programs create incentives that are designed to result in long-term stockholder value. We have designed the following elements of our compensation programs to promote the creation of long-term value and that we therefore believe discourages behavior that could lead to excessive risk:

•	The financial metrics we use to determine the bonuses of our executive officers are metrics our compensation committee believe promote long-term stockholder value. These measures include underwriting profitability, return on equity and growth in net written premium. Our compensation committee sets limits on these bonus payments that encourage success without encouraging excessive risk-taking that seeks short-term results.

•	The stock options we grant vest in three equal annual installments and remain exercisable for up to five years from the date of grant, which our compensation committee believes encourages our executive officers to attain sustained long-term performance;

•	If we become obligated to restate our financial results because one of our executive officers has violated the financial reporting requirements under the federal securities laws, applicable law permits us to recover incentive compensation from that executive officer, including profits the executive officer received from the sale of our securities. If such an event were to arise, our board of directors would exercise its business judgment to determine the action it believes appropriate at that time. Such action could include recovery or cancellation of any incentive payment made to an executive officer on the basis of meeting or exceeding performance targets if our board of directors determines that such recovery or cancellation is appropriate due to intentional misconduct by that executive officer that resulted in the achievement of performance targets that would not have been achieved absent such misconduct.

Evaluation of Executive Performance in 2009 and Executive Compensation

Our compensation committee does not restrict its evaluation of the performance of our named executive officers to predetermined formulas or a limited set of criteria. Our compensation committee considered our progress during 2009 in achieving the short-term and long-term objectives described below:

•	Our continued achievement of underwriting results superior to the underwriting results of other property and casualty insurance companies on a long-term basis.

We believe we achieved this objective in 2009 because, in spite of increased severe weather events, our statutory combined ratio for 2009 was 101.1%, compared to approximately 100.6% for the property and casualty industry combined ratio for 2009 as projected by A.M. Best Company. We believe our underwriting results were reasonable in light of a challenging underwriting environment.

•	Our achievement of a compound rate of revenue growth in excess of 4.0% over a five-year period.

We believe we achieved this objective for the five years ended December 31, 2009 because our compound rate of revenue growth for that period was 4.8%.

•	Our status in being named as one of Ward’s top 50 performing insurance companies over a five-year period.

We believe we achieved this goal in 2009 because we received this award for the fifth straight year.

•	Our continued geographic expansion.

One measure of our achievement of this objective in 2009 was Donegal Mutual’s completion of a 100% quota-share reinsurance of the property and casualty insurance business of Southern Mutual Insurance Company in Georgia and South Carolina, which benefits us as a result of Atlantic States’ participation in the pooling agreement with Donegal Mutual.

•	Our development of automated underwriting and policy issuance software that enables us to compete with national carriers.

During 2009, we continued to expand the use of this state-of-the-art system to all of our subsidiaries. We also received the 2009 Interface Partner Award from Applied Systems, an insurance technology company, in recognition of our achievements in agency-carrier communications.

•	Our achievement of book value growth over a five-year period.

We believe we achieved this objective for the five years ended December 31, 2009 because our compound rate of book value growth for that period was 8.5%.

On an overall basis, our compensation committee believes that we made progress in achieving the targets established for these objectives at the start of 2009. Our performance and book value growth in 2009 were the basis of the decisions made by our compensation committee at its meetings in December 2009 and February 2010 with respect to adjustments to base salary and the allocation of our annual cash bonuses among our officers, including our named executive officers.

The specific compensation decisions made for each of our named executive officers in 2009 appropriately reflect our financial and operational performance in 2009. Our compensation committee also evaluates the achievement by our named executive officers of our other corporate objectives, and the contribution of each of our named executive officers to those achievements in each such officer’s primary area of responsibility. We use our discretion in making compensation decisions after reviewing our performance and the objective performance of our named executives based on financial and operational objectives. We do not retain compensation consultants. We do not have any form of employment, severance or change-of-control agreements with any of our named executive officers.

Our Cash Incentive Plan

For a number of years, we have had a cash incentive compensation plan for our officers, including our named executive officers, that is tied to a formula that is based on the annual underwriting income and other financial metrics of the Donegal Insurance Group. The formula operates as follows:

•	We first determine the base underwriting income of the Donegal Insurance Group for the year;

•	We then adjust the base underwriting income by adding back our accrual for bonuses to our officers, and make a formula-based adjustment to limit the impact of any catastrophe losses and guaranty fund assessments on our base underwriting income;

•	We then adjust the amount so determined as the plan specifies based on variable percentages of the growth in net written premium of Donegal Insurance Group for the year;

•	We then multiply the amount so determined by a percentage that is based on our return on equity for the year; and

•	We then multiply the amount so determined by a predetermined factor, and the resulting amount constitutes the executive incentive compensation pool for the applicable year, which is allocated by the compensation committee to our officers, including our named executive officers.

If the Donegal Insurance Group’s surplus for the year is below an amount the Plan specifies, we reduce the executive incentive compensation pool by 50%.

The Compensation of Our Officers

Our officers receive the following compensation:

•	Base Salary. We establish the base salaries of our officers, including our named executive officers, based on the scope of their responsibilities and the recommendation of our chief executive officer to our compensation committee for other than his own compensation. Our compensation committee reviews the base salaries of our named executive officers annually, including our chief executive officer, and recommends adjustments to base salaries annually after taking into account individual responsibilities, performance, length of service, current salary, experience and compensation history as well as our results of operations.

•	Annual Cash Bonus. Our officers, including our named executive officers, receive annual cash bonuses based primarily on the underwriting results of the Donegal Insurance Group. We determine the maximum aggregate amount available annually for our officers by formula as described above. Our compensation committee then recommends to our board of directors the percentage of the maximum amount we should allocate among our officers, including our named executive officers, on a discretionary basis. Our chief executive officer recommends the allocation of any earned bonuses for our officers, including our named executive officers other than himself, to our compensation committee. Our compensation committee reviews our chief executive officer’s recommendations and then recommends the annual bonuses for all of our executive officers, including our chief executive officer, to our board of directors. We pay the cash bonuses in a single payment.

•	Long-Term Equity Incentives. We believe that we can maximize our long-term performance best if we tie the value of the long-term benefits our executives receive to our long-term performance. We design our long-term equity compensation plans to provide all members of our management, including our named executive officers, with equity incentives to foster the alignment of their interests with the interests of our stockholders.

The primary form of equity compensation that we have historically awarded to our officers, including our named executive officers, is stock options. Our compensation committee receives preliminary recommendations for periodic stock option grants from our chief executive officer for our officers other than himself. Our compensation committee then reviews his recommendations and recommends stock option grants for all of our officers, including our chief executive officer, to our board of directors for approval.

Our stock option plans authorize us to grant options to purchase shares of our Class A common stock to our employees, officers and directors.

In accordance with NASDAQ rules, we do not grant stock options that have exercise prices below the fair market value of our Class A common stock on the date of grant.

We do not reduce the exercise price of stock options because of the subsequent decline of the price of our Class A common stock below the exercise price, except in connection with adjustments to reflect recapitalizations, stock or extraordinary dividends, stock splits, mergers, spin-offs and similar events permitted by the applicable stock option plan unless we first obtain stockholder approval.

Our Compensation Process

In assessing the performance of our named executive officers in light of the objectives our board of directors establishes, our compensation committee reviews specific achievements associated with attainment of the objectives, the degree of difficulty of the objectives and the extent to which significant unforeseen obstacles or favorable circumstances affected their performance. As part of its oversight of the compensation of our named executive officers, our compensation committee recommended the following compensation adjustments for 2009 for our named executive officers:

•	increases in base salaries of our named executive officers for 2009 that averaged 1.7%, which our compensation committee considered reasonable based on publicly available information from companies we consider to be our informal peer group (EMC Insurance Group, Harleysville Group Inc., Mercer Insurance Group, State Auto Financial Corporation and Selective Insurance Group); and

•	due to the decrease in our underwriting profitability in 2009 compared to historical amounts, the individual allocations from our incentive bonus pool to our named executives decreased. The decreases were based on factors including a rate of net written premium growth of less than 5.0%, and reductions in underwriting profitability and return on equity compared to historical averages. Our compensation committee regarded the individual allocations to our executive officers as appropriate recognition of the underwriting results, our return on equity and growth of our insurance subsidiaries in 2009.

Tax Matters

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally does not allow us to deduct for federal income tax purposes annual compensation we pay to any of our executive officers named in the Summary Compensation Table below that is in excess of $1 million, unless such compensation is paid pursuant to a performance-based plan is generally not subject to the Section 162(m) limitation.

Although our compensation committee is aware of the Section 162(m) limitation, our compensation committee believes that it is equally important to maintain flexibility and the competitive effectiveness of the compensation of our named executive officers. Our compensation committee may, therefore, from time to time, authorize compensation that is not deductible for federal income tax purposes if our compensation committee believes it is in our best interests and the best interests of our stockholders to do so.

Summary Compensation Table

The following table shows the compensation we paid during 2007, 2008 and 2009 for services rendered in all capacities to our chief executive officer, our chief financial officer and our three other most highly compensated executive officers. We refer to these persons, who are named in the table below, as our named executive officers. We do not have employment agreements with any of our named executive officers, nor do we provide any of them with restricted stock awards, with the exception of two of our executive officers who receive an annual restricted stock award of 311 shares as part of their compensation as members of our board of directors and the Donegal Mutual board of directors, non-equity incentive plan compensation, deferred compensation or pension benefits.

Based on the compensation paid to our named executive officers in 2009, their salaries accounted for 76.0% of their total compensation in 2009 and their performance-based bonuses accounted for 16.3% of their total compensation in 2009.

				Stock	Option
				Awards	Awards	All
				at	at	Other
				Grant Date	Grant Date	Compen-
				Fair Value	Fair Value	sation	Total
Name and Principal Position	Year	Salary($)	Bonus($)(1)	($)	($)(2)	($)(3)	($)

Donald H. Nikolaus,	2009	555,000	150,000	5,215	—	48,384	758,599
President and Chief	2008	555,000	360,000	5,340	360,500	49,139	1,329,979
Executive Officer	2007	555,000	840,000	6,092	—	52,038	1,453,130
Cyril J. Greenya,	2009	185,000	34,000	5,215	—	42,658	266,873
Senior Vice President and	2008	180,000	58,000	5,340	82,400	42,538	368,278
Chief Underwriting Officer	2007	174,000	125,000	6,092	—	42,603	347,695
Jeffrey D. Miller,	2009	197,000	38,000	—	—	11,723	246,723
Senior Vice President and	2008	187,000	62,000	—	92,700	10,932	352,632
Chief Financial Officer	2007	177,000	132,000	—	—	10,098	319,098
Robert G. Shenk,	2009	232,000	34,000	—	—	13,265	279,265
Senior Vice President,	2008	229,000	58,000	—	82,400	12,887	382,287
Claims	2007	223,000	125,000	—	—	11,866	359,866
Daniel J. Wagner,	2009	185,000	34,000	—	—	11,642	230,642
Senior Vice President	2008	180,000	58,000	—	82,400	11,147	331,547
and Treasurer	2007	174,000	125,000	—	—	10,126	309,126

(1)	Our executive officers participate in a cash incentive bonus plan. We refer you to “Executive Compensation — Our Cash Incentive Plan.”

(2)	Option awards are shown at an estimated grant date fair value, which we obtained by using an option pricing model. Further, the options are subject to a vesting schedule, and the estimated value obtained from the option pricing model does not represent actual value based upon trading prices of our Class A common stock at the grant date. See Note 14 to our consolidated financial statements included in our 2009 annual report to stockholders for information on the accounting treatment and calculation of the grant date fair value of these stock options.

(3)	In the case of Mr. Nikolaus, the total shown includes directors and committee meeting fees of $31,750 and a matching 401(k) plan contribution of $11,452 paid during 2009. In the case of Messrs. Shenk, Miller and Wagner, the total shown includes a matching 401(k) plan contribution of $11,000, $11,059 and $11,021, respectively, paid during 2009. In the case of Mr. Greenya, the total shown includes directors fees of $30,000 and a matching 401(k) plan contribution of $11,021 paid during 2009.

Our President and Chief Executive Officer

Base Salary.  Mr. Nikolaus received a base salary of $555,000 in 2009, 2008 and 2007. We did not increase the base salary of Mr. Nikolaus for these years at his request and also because Mr. Nikolaus prefers that a substantial portion of his compensation be performance-based.

Annual Cash Bonus.  Mr. Nikolaus received a bonus of $150,000 in respect of 2009 and a bonus of $360,000 in respect of 2008, which represent allocations from our formula-based bonus plan tied to our underwriting profitability and a subjective analysis of the performance of Mr. Nikolaus in 2008 and 2009. The principal subjective factors in determining the allocations to Mr. Nikolaus were the leadership he provides us, his achievement of our objectives in 2008 and 2009 and our overall financial, strategic and operational performance in 2008 and 2009. Mr. Nikolaus received a 35% and 39% allocation from the bonus pool in 2009 and 2008, respectively.

Our Senior Vice President and Chief Underwriting Officer

Base Salary.  Mr. Greenya received a base salary of $185,000 in 2009 compared to a base salary of $180,000 in 2008. This 2.8% increase reflected a cost-of-living adjustment.

Annual Cash Bonus.  Mr. Greenya received a bonus of $34,000 in respect of 2009 and a bonus of $58,000 in respect of 2008. This 41% decrease in his 2009 bonus was principally the result of our reduced underwriting profitability. The bonus reflected Mr. Greenya’s effective oversight of our underwriting operations and compliance function and his participation in negotiating cost-effective renewals of our reinsurance.

Our Senior Vice President and Chief Financial Officer

Base Salary.  Mr. Miller received a base salary of $197,000 in 2009 compared to a base salary of $187,000 in 2008. The 5.3% increase reflected Mr. Miller’s successful performance of his responsibilities as our chief financial offer and a cost-of-living adjustment. The principal reason for the increase was Mr. Miller’s meeting of objective and subjective performance criteria we established.

Annual Cash Bonus.  Mr. Miller received a bonus of $38,000 in respect of 2009 and a bonus of $62,000 in respect of 2008. This 39% decrease in his 2009 bonus was principally the result of our reduced underwriting profitability. The bonus reflected Mr. Miller’s effective oversight of our financial reporting and our systems of internal control.

Our Senior Vice President of Claims

Base Salary.  Mr. Shenk received a base salary of $232,000 in 2009 compared to $229,000 in 2008. The 1.3% increase represented a cost-of-living adjustment.

Annual Cash Bonus.  Mr. Shenk received a bonus of $34,000 in respect of 2009 and a bonus of $58,000 in respect of 2008. This 41% decrease in his 2009 bonus was principally the result of our reduced underwriting profitability. The bonus reflected Mr. Shenk’s effective leadership of our claims function and the quality and promptness of our claims service.

Our Senior Vice President and Treasurer

Base Salary.  Mr. Wagner received a base salary of $185,000 in 2009 compared to a base salary of $180,000 in 2008. This 2.8% increase reflected a cost-of-living adjustment.

Annual Cash Bonus.  Mr. Wagner received a bonus of $34,000 in respect of 2009 and a bonus of $58,000 in respect of 2008. This 41% decrease in his 2009 bonus was principally the result of our reduced underwriting profitability. The bonus reflected Mr. Wagner’s effective supervision of our billing, cash management and treasury functions.

Grants of Plan-Based Awards

We did not grant any stock options to our named executive officers during 2009.

During 2008, we granted non-qualified options to purchase shares of our Class A common stock at an exercise price of $17.50 per share, which options vest in three equal installments on March 1, 2009, March 1, 2010 and March 1, 2011, respectively, as follows:

Number of Shares
Name	Subject to Option

Donald H. Nikolaus	175,000
Cyril J. Greenya	40,000
Jeffrey D. Miller	45,000
Robert G. Shenk	40,000
Daniel J. Wagner	40,000

Stock Incentive Plans

We have an equity incentive plan for employees and an equity incentive plan for our directors. Under these plans, our board of directors, upon the recommendation of our compensation committee, may grant options to purchase our Class A common stock and, in the case of our directors, restricted stock awards as well as stock options. Grants under the plans can take the form of incentive stock options, non-qualified stock options, stock appreciation rights, stock units and other stock-based awards. With the exception of an annual fixed restricted stock award to our directors, all of our incentive compensation grants have been stock options. The purpose of the plans is to provide long-term incentive awards to our employees and directors as a means to attract, motivate, retain and reward talented persons.

As of December 31, 2009, we had reserved 2,338,500 shares of our Class A common stock for grants under our equity incentive plan for employees and 284,170 shares of our Class A common stock for grants under our equity incentive plan for directors. If shares covered by an option cease to be issuable for any reason, we may again grant options to purchase those shares.

Our board of directors may adjust the number and kind of shares available for grants and options under our plans and the exercise price of outstanding options in the event of a merger, consolidation, reorganization, stock split, stock dividend or other event affecting the number of outstanding shares of our common stock. Unless otherwise provided in individual option agreements, unvested options do not automatically accelerate in the event of a business combination or in the event of the sale of all or substantially all of our assets.

Our board of directors, upon the recommendation of our compensation committee, has:

•	the authority to determine the persons eligible to be granted options, the number of shares subject to each option, the exercise price of each option, the vesting schedule, the circumstances in which the vesting of options is accelerated and any extension of the period for exercise; and

•	full discretionary authority to determine any matter relating to options granted under our plans.

Our board of directors has the authority to suspend, amend or terminate our plans, except as would adversely affect the rights of persons holding outstanding awards without the consent of such persons.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes the outstanding equity awards held by our named executive officers and our directors at December 31, 2009:

	Option Awards				Stock Awards
	Number of Securities				Number of	Market Value
	Underlying				Shares or	of Shares or
	Unexercised Options		Option	Option	Units of Stock	Units of Stock
	(#)	(#)	Exercise	Expiration	That Have Not	That Have Not
Name	Exercisable	Unexercisable	Price ($)	Date	Vested (#)	Vested ($)

Donald H. Nikolaus	233,333	—	15.75	7/21/2010	311	4,833
	175,000	—	21.00	10/19/2011
	58,333	116,667	17.50	7/17/2013
Cyril J. Greenya	33,333	—	15.75	7/21/2010	311	4,833
	30,000	—	21.00	10/19/2011
	13,333	26,667	17.50	7/17/2013
Jeffrey D. Miller	33,333	—	15.75	7/21/2010	—	—
	30,000	—	21.00	10/19/2011
	15,000	30,000	17.50	7/17/2013
Robert G. Shenk	40,000	—	15.75	7/21/2010	—	—
	30,000	—	21.00	10/19/2011
	13,333	26,667	17.50	7/17/2013
Daniel J. Wagner	33,333	—	15.75	7/21/2010	—	—
	30,000	—	21.00	10/19/2011
	13,333	26,667	17.50	7/17/2013

The following table summarizes the outstanding equity awards held by our directors as of December 31, 2009:

	Option Awards				Stock Awards
	Number of Securities				Number of	Market Value
	Underlying				Shares or	of Shares or
	Unexercised Options		Option		Units of Stock	Units of Stock
	(#)	(#)	Exercise	Option	That Have Not	That Have Not
Name	Exercisable	Unexercisable	Price ($)	Expiration Date	Vested (#)	Vested ($)

Robert S. Bolinger	10,000	—	$15.75	7/21/2010	311	4,833
	7,500	—	21.00	10/19/2011
	2,500	5,000	17.50	7/17/2013
Patricia A. Gilmartin	7,500	—	21.00	10/19/2011	311	4,833
	2,500	5,000	17.50	7/17/2013
Philip H. Glatfelter, II	10,000	—	15.75	7/21/2010	311	4,833
	7,500	—	21.00	10/19/2011
	2,500	5,000	17.50	7/17/2013
Kevin M. Kraft, Sr.	10,000	—	15.75	7/21/2010	311	4,833
	7,500	—	21.00	10/19/2011
	2,500	5,000	17.50	7/17/2013
John J. Lyons	10,000	—	15.75	7/21/2010	311	4,833
	7,500	—	21.00	10/19/2011
	2,500	5,000	17.50	7/17/2013
Jon M. Mahan	7,500	—	21.00	10/19/2011	311	4,833
	2,500	5,000	17.50	7/17/2013
S. Trezevant Moore, Jr.	2,500	5,000	17.50	7/17/2013	311	4,833
R. Richard Sherbahn	10,000	—	15.75	7/21/2010	311	4,833
	7,500	—	21.00	10/19/2011
	2,500	5,000	17.50	7/17/2013
Richard D. Wampler, II	10,000	—	15.75	7/21/2010	311	4,833
	7,500	—	21.00	10/19/2011
	2,500	5,000	17.50	7/17/2013

Option Exercises and Stock Vested

The following table summarizes stock options exercised by our named executive officers and, in the case of our named executive officers who are also directors, restricted stock awards vested, during 2009:

Option Exercises and Stock Vested
	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
Name	Acquired on Exercise (#)	on Exercise ($)(1)	Acquired on Vesting (#)	on Vesting ($)(1)

Donald H. Nikolaus	—	—	311	4,833
Cyril J. Greenya	—	—	311	4,833
Jeffrey D. Miller	—	—	—	—
Robert G. Shenk	—	—	—	—
Daniel J. Wagner	—	—	—	—

(1)	Value realized is based upon the closing price of our common stock on NASDAQ on the date of exercise or vesting minus the exercise price of the option awards.

Pension Benefits

None of our named executive officers participated in or had an account balance in qualified or non-qualified defined benefit plans that we sponsored in 2007, 2008 or 2009, and none is contemplated for 2010.

Non-Qualified Deferred Compensation

None of our named executive officers participated in or had account balances in non-qualified deferred compensation plans or other deferred compensation plans that we maintained in 2007, 2008 or 2009, and none is contemplated for 2010.

Director Compensation

Our directors and the directors of Donegal Mutual received an annual retainer of $30,000 in 2009. A person who serves both on our board of directors and the board of directors of Donegal Mutual receives only one annual retainer. Members of the committees of our board of directors and of the board of directors of Donegal Mutual received a fee of $250 for each committee meeting attended in 2009, with the exception of meetings of the audit committees. Members of the audit committees received a fee of $500 for each meeting attended in 2009. Since March 1, 2008, we allocate 20% of director compensation to Donegal Mutual and 80% to us.

Under our equity incentive plan for directors, each of our directors and each director of Donegal Mutual who is not also one of our directors receives an annual restricted stock award of 311 shares of our Class A common stock as of the first business day of each year, provided the director served as a member of our board of directors or the board of directors of Donegal Mutual during any portion of the preceding year. Each of our directors and each of the directors of Donegal Mutual is also eligible to receive non-qualified options to purchase shares of our Class A common stock in an amount determined by our board of directors from time to time. Donegal Mutual reimburses us for the restricted stock awards granted to those directors of Donegal Mutual who are not also members of our board of directors.

The following table sets forth a summary of the compensation we paid to our non-officer directors during 2009.

	Fees Earned	Stock	Option
Name	or Paid in Cash ($)	Awards ($)	Awards ($)	Total ($)

Robert S. Bolinger	36,000	4,833	—	40,833
Philip A. Garcia	900	—	—	900
Patricia A. Gilmartin	30,000	4,833	—	34,833
Philip H. Glatfelter, II	81,000	4,833	—	85,833
Kevin M. Kraft, Sr.	30,750	4,833	—	35,583
John J. Lyons	36,000	4,833	—	40,833
John M. Mahan	30,500	4,833	—	35,333
S. Trezevant Moore, Jr.	30,000	4,833	—	34,833
R. Richard Sherbahn	32,250	4,833	—	37,083
Richard D. Wampler, II	35,500	4,833	—	40,333

Limitation of Liability and Indemnification

Our certificate of incorporation includes a provision that limits, to the maximum extent permitted by Delaware law, the liability of our directors and officers to us and to our stockholders for money damages except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	active and deliberate dishonesty established by a final judgment as being material to the cause of action.

This limitation does not, however, apply to violations of the federal securities laws, nor does it limit the availability of non-monetary relief in any action or proceeding.

Our certificate of incorporation and by-laws obligate us, to the maximum extent permitted by Delaware law, to indemnify any person who is or was a party to, or is threatened to be made a party to, any threatened or pending action, suit or proceeding by reason of the fact that such person is or was one of our directors or officers, or, while one of our directors or officers, is or was serving, at our request, as a director or officer of another entity. Insofar as indemnification for liabilities arising under the federal securities laws may be permitted to our officers and directors pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in such laws and is unenforceable.

In addition, our certificate of incorporation and by-laws permit us, at our expense, to purchase and maintain insurance to protect us and any director, officer or employee against any liability of any character asserted against or incurred by us or any such director, officer or employee, or arising out of any such person’s corporate status, whether or not we would have the power to indemnify such person against such liability under Delaware law. We also have and intend to maintain directors’ and officers’ liability insurance.

Report of Our Compensation Committee

Our compensation committee held a joint meeting with the compensation committee of the board of directors of Donegal Mutual. The compensation committees reviewed and discussed the compensation discussion and analysis that appears under the caption “Executive Compensation” with management.

Based on the review and discussion by our compensation committee with management and the joint meeting with the members of the compensation committee of Donegal Mutual, the members of our compensation committee then held a separate meeting at which our compensation committee reviewed our success in meeting our corporate objectives for 2009 and the individual performance of our named executive officers and then recommended to our board of directors that our board of directors approve the inclusion of the compensation discussion and analysis set forth in this proxy statement under the caption “Executive Compensation” for filing with the SEC and the incorporation by reference of such compensation discussion and analysis in our annual report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

MEMBERS OF THE COMPENSATION COMMITTEES
OF DONEGAL GROUP INC. AND DONEGAL
MUTUAL INSURANCE COMPANY

Frederick W. Dreher
Philip H. Glatfelter, II
R. Richard Sherbahn

March 10, 2010

Equity Compensation Plan Information

The following table sets forth information regarding our equity compensation plans:

Number of Securities
(by Class) Remaining
	Number of Securities				Available for Future
	(by Class) to be Issued		Weighted-Average		Issuance Under Equity
	Upon Exercise of		Exercise Price of		Compensation Plans
	Outstanding Options,		Outstanding Options,		(Excluding Securities
Plan category	Warrants and Rights		Warrants and Rights		Reflected in Column (a))
	(a)		(b)		(c)

Equity compensation plans approved by	3,290,099	(Class A)	$17.98	(Class A)	2,622,670	(Class A)
securityholders	—	(Class B)	—	(Class B)	—	(Class B)
Equity compensation plans not approved by securityholders	—		—		—

Total	3,290,099		$17.98		2,622,670

AUDIT AND NON-AUDIT FEES

Our audit committee approves the fees and other significant compensation we pay to our independent registered public accounting firm for the preparation and issuance of an audit report or related work incidental to the opinion. Our audit committee also approves all auditing services and permitted non-audit services, including the fees and terms thereof, to be performed for us by our independent registered public accounting firm, subject to the de minimis exceptions for non-audit services described in the Exchange Act. Our audit committee delegates to our audit committee chairman pre-approval authority for non-audit services up to $25,000 subject to subsequent approval by the full audit committee at its next scheduled meeting.

Our audit committee reviewed and discussed with KPMG LLP the following fees for services KPMG LLP rendered to us during 2009 fiscal year and considered the compatibility of non-audit services with KPMG LLP’s independence.

•	Audit Fees. The fees of KPMG LLP we incurred in connection with the audit of our annual consolidated and statutory financial statements for those fiscal years, the reviews of our consolidated financial statements included in our Form 10-Q quarterly reports and services performed in connection with filings of registration statements and offerings for our fiscal years ended December 31, 2008 and 2009 were $715,000 and $765,000, respectively.

•	Audit-Related Fees. We did not pay any audit-related fees to KPMG LLP during 2008 and 2009.

•	Tax Fees. We did not pay any tax fees to KPMG LLP during 2008 or 2009.

•	All Other Fees. We paid KPMG LLP aggregate fees for other services during our fiscal years ended December 31, 2008 and 2009 of $63,500 and $-0-, respectively.

Report of Our Audit Committee

Our audit committee performs its responsibilities in accordance with the Exchange Act, and each of our audit committee members satisfies the independence and financial literacy requirements under applicable Exchange Act rules. Our board of directors has determined that all three members of our audit committee, Robert S. Bolinger, John J. Lyons and Richard D. Wampler, II, satisfy the financial expertise requirements and have the requisite experience as defined by the SEC’s rules. Our audit committee operates pursuant to a written charter, the full text of which may be viewed on our website at http://www.donegalgroup.com. Our audit committee reviews and reassesses the adequacy of its charter on an annual basis.

Our audit committee undertakes the following primary responsibilities:

•	the selection, appointment, determination of funding for, compensation, retention and oversight of the work of our independent registered public accounting firm and the review of its qualifications and independence;

•	the approval, in advance, of all auditing services and all non-audit services to be performed by our independent registered public accounting firm;

•	the oversight of our accounting and financial reporting processes, including the overview of our financial reports and our internal audit function;

•	the establishment of procedures for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters; and

•	the responsibility for reviewing reports and disclosures of all related person transactions, subject to the approval of the audit committee and the process set forth in our by-laws relating to the coordinating committee.

In carrying out these responsibilities, our audit committee, among other things:

•	monitors preparation of quarterly and annual financial reports by our management;

•	supervises the relationship between us and our independent registered public accounting firm, including having direct responsibility for its appointment, compensation and retention, reviewing the scope of its audit services, approving audit and non-audit services and confirming the independence of our independent registered public accounting firm; and

•	oversees management’s implementation and maintenance of effective systems of internal and disclosure controls, including review of our policies relating to legal and regulatory compliance, ethics and conflicts of interest and review of our internal audit program.

Our audit committee met 11 times during 2009. Our audit committee schedules its meetings in order to have sufficient time to devote appropriate attention to all of its responsibilities. When it deems it appropriate, our audit committee holds meetings with our independent registered public accounting firm and with our internal auditors in executive sessions at which our management is not present.

As part of its oversight of our financial reporting process, our audit committee reviews all annual and quarterly financial statements and discusses them with our independent registered public accounting firm and with management prior to the issuance of the statements. During 2009, management and our independent registered public accounting firm advised our audit committee that each of these financial statements had been prepared in accordance with generally accepted accounting principles, and they reviewed significant accounting and disclosure issues with our audit committee. These reviews included discussion with our independent registered public accounting firm as to the matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (The Auditor’s Communication With Those Charged With Governance) as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T, including the accounting principles we employ, the reasonableness of significant judgments made by management and the adequacy of the disclosures in our financial statements. Our audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with our audit committee concerning independence and has discussed with the independent registered public accounting firm its independence.

Our audit committee also reviewed methods of enhancing the effectiveness of our internal and disclosure control systems. Our audit committee, as part of this process, analyzed steps taken to implement recommended improvements in our internal control procedures.

Based on our audit committee’s reviews and discussions as described above, our audit committee recommended to our board of directors that our board of directors approve the inclusion of our audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

Submitted by:

Audit Committee

Robert S. Bolinger
John J. Lyons
Richard D. Wampler, II

March 10, 2010

STOCKHOLDER PROPOSALS

Any stockholder who, in accordance with and subject to the provisions of Rule 14a-8 of the proxy rules of the SEC, wishes to submit a proposal for inclusion in our proxy statement for our 2011 annual meeting of stockholders must deliver such proposal in writing to our corporate secretary at our principal executive offices at 1195 River Road, Marietta, Pennsylvania 17547, not later than November 14, 2010.

Pursuant to Section 2.3 of our by-laws, if a stockholder wishes to present at our 2011 annual meeting of stockholders (i) nominations of persons for election to our board of directors or (ii) an item of business to be transacted by our stockholders otherwise than pursuant to Rule 14a-8 of the proxy rules of the SEC, the stockholder must comply with the provisions relating to stockholder proposals set forth in our by-laws, which we summarize below. Our corporate secretary must receive written notice of any such proposal containing the information our by-laws require, as summarized herein, must be received by our corporate secretary, at our principal executive offices at 1195 River Road, Marietta, Pennsylvania 17547, during the period that begins on November 14, 2010 and that ends on December 14, 2010.

A written proposal of nomination for a director must set forth:

•	the name and address of the stockholder, as the same appears on our books, who intends to make the nomination (the “Proposing Stockholder”);

•	as to each person whom the Proposing Stockholder nominates for election or reelection as a director, all information relating to such person as in a solicitation of proxies for election of such nominees as directors pursuant to the proxy rules under the Exchange Act would require to be disclosed;

•	the principal occupation or employment for the past five years of each person whose nomination the Proposing Stockholder intends to make;

•	a description of any arrangement or understanding between each person whose nomination the Proposing Stockholder proposes and the Proposing Stockholder with respect to such person’s nomination for election as a director and actions such person proposes to take;

•	the written consent of each person so nominated to serve as a director if elected as a director; and

•	the number of shares of our Class A common stock and Class B common stock the Proposing Stockholder beneficially owns within the meaning of SEC Rule 13d-3 and of record.

As to any other business that the Proposing Stockholder intends to bring before our 2011 annual meeting of stockholders, the written proposal must set forth:

•	a brief description of such business;

•	the Proposing Stockholder’s reasons for presenting such business at our 2011 annual meeting of stockholders;

•	any material interest of the Proposing Stockholder in such business;

•	the name and address of the Proposing Stockholder; and

•	the number of shares of our Class A common stock and our Class B common stock the Proposing Stockholder beneficially owns within the meaning of SEC Rule 13d-3 and of record.

Only candidates nominated by stockholders for election as a member of our board of directors in accordance with our by-law provisions as summarized herein will be eligible for election as a member of our board of directors at our 2011 annual meeting of stockholders. A written proposal relating to a matter other than a nomination for election as a director must set forth information regarding the matter equivalent to the information that would be required under the proxy rules of the SEC if proxies were solicited for stockholder consideration of the matter at a meeting of stockholders.

Only such business may be conducted at our 2011 annual meeting of stockholders as shall have been brought before our annual meeting in accordance with the procedures set forth in our by-law provisions as summarized herein. The chairman of our 2011 annual meeting of stockholders will have the discretion to determine if a nomination or an item of business has been proposed in accordance with the procedures set forth in our by-laws as summarized herein. Only stockholder proposals submitted in accordance with the by-law provisions summarized above will be eligible for presentation at our 2011 annual meeting of stockholders, and any matter not submitted to our board of directors in accordance with such provisions will not be considered or acted upon at our 2011 annual meeting of stockholders.

OTHER MATTERS

Our board of directors does not know of any matters to be presented for consideration at our annual meeting other than the matters described in the notice of annual meeting, but if any matters are properly presented, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of our board of directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

By order of our board of directors,

Donald H. Nikolaus,
President and Chief Executive Officer

March 15, 2010

002CS1A451

Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 12:00 a.m., Eastern Time, on April 15, 2010. Vote by Internet • Log on to the Internet and go to www.investorvote.com/DGIC • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. Using a black ink pen, mark your votes with an X as shown in • Follow the instructions provided by the recorded message. this example. Please do not write outside the designated areas. X Annual Meeting Proxy Card IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR each nominee listed in Proposal 1 and FOR Proposal 2. 1. Election of Class C Directors: For Withhold For Withhold For Withhold 01 — John J. Lyons 02 — S. Trezevant Moore, Jr. 03 — R. Richard Sherbahn For Against Abstain 2. Ratification of KPMG LLP as the Company’s independent registered public accounting firm for 2010. 3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Company’s annual meeting and any adjournment or postponement thereof. B Non-Voting Items Change of Address — Please print new address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 31A V 0158TB

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — DONEGAL GROUP INC. ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 15, 2010 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Daniel J. Wagner and Jeffrey D. Miller, and each or either of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of Class A common stock and Class B common stock of Donegal Group Inc. (the “Company”) that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company’s offices, 1195 River Road, Marietta, Pennsylvania 17547, on April 15, 2010 at 10:00 a.m., and at any adjournment or postponement thereof, as set forth on the reverse side of this proxy card. You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with our board of directors’ recommendations.